Exhibit 32

Section 1350 Certifications

In connection with the Annual Report of TrustCo Bank Corp NY (the “Company”) on Form 10-K for the period ending December 31, 2015 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned hereby certifies pursuant to 18 U.S. C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that :

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Robert J. McCormick
Robert J. McCormick
President and Chief Executive Officer

/s/ Michael M. Ozimek
Michael M. Ozimek
Senior Vice President and Chief Financial Officer

March 4, 2016